EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY

Talk.com Holding Corp. (Pennsylvania)
Compco, Inc. (Delaware)
TSFL Holding Corp. (Florida)
Access One Communications Corp. (New Jersey)
The Other Phone Company, Inc. (Florida)
Omnicall, Inc. (South Carolina)
TelSave Holdings of Virginia, Inc. (Virginia)
TC Services Holding Company Inc. (Pennsylvania)
Access One Communications of Virginia, Inc. (Virginia)